EXHIBIT 3.137
THE COMPANIES ACT 1985
COMPANY LIMITED BY SHARES
NEW ARTICLES OF ASSOCIATION
— of —
SIG HOLDINGS (UK) LIMITED
(adopted by special resolution on 31st December 1999)
PRELIMINARY
In these articles:

“Parent Company”	means a company which is the registered holder of not less than ninety per cent of the issued ordinary share capital of the company;

“Table A”	means Table A in the schedule to the Companies (Tables A to F) Regulations 1985.
A reference in these articles to a “regulation” is a reference to the regulation of that number in Table A.
The regulations contained in Table A, apart from regulations 8-22, 24-26, 64-69, 73-80, 86, 89 and 94, apply to the company except insofar as they are inconsistent with these articles.
Share Capital
The share capital at the date of the adoption of these articles is £2,412,000 divided into 1,000,000 8% Redeemable Preference Shares of £1 each; 412,000 5% Redeemable Preference Shares of £1 each and 1,000,000 Ordinary Shares of £1 each.
The 8% Redeemable Preference Shares and the 5% Redeemable Preference Shares have attached thereto the following rights:

Dividend — Amount, Payment and Priority
The 8% Redeemable Preference Shares are entitled to receive a dividend (net of tax credit) of 8% in respect of any financial year for which the audited accounts show a profit sufficient for the distribution of such a dividend. Unless the holders of the 8% Redeemable Preference Shares unanimously agree otherwise, the dividend to be paid in cash 14 days after the Annual General Meeting at which the accounts for the relevant year are adopted. Available profits for this purpose are to be struck before:
Making provision for any dividends on any other classes of shares
Making any transfers to reserves
Charging taxation
Charging any Directors’ remuneration in excess of £50,000 per annum
The unpaid Preference dividend on the 8% Redeemable Preference Shares shall be cumulative, any arrears to become a prior charge in determining the availability of profits for distribution in each year. The Preference dividends are to be paid in priority to any other dividend. In the event that in respect of any year dividends are paid on the Ordinary or any other shares of the Company at a rate exceeding, 8% (net of lax credit), then the rate of dividend to be paid on the 8% Redeemable Preference Shares in respect of that year is to be raised to the same level as the highest rate paid on any other class of shares.
Subject to the Payment of the dividend on the 8% Redeemable Preference Slums, the 5% Redeemable Preference Shares are entitled to receive a fixed non-cumulative dividend (“the Preference Dividend”) at the rate of 5% per annum (net of any associated tax credit) of the amount paid up or credited as paid up thereon to be paid (to the extent that there are profits available for distribution) annually on 31 December in each year is respect of to 12 months ending on that date. Any unpaid Preference Dividend shall be non-cumulative, and any arrears shall not become a prior charge in determining the availability of profits for distribution in each year.
Voting Rights

Neither the 8% Redeemable Preference Shares nor the 5% Redeemable Preference Shares shall have voting rights attached to them save for class protection rights under clause (5) below.
Conversion Rights
The 8% Redeemable Preference Shares shall be convertible, at the option of a simple majority of the holders of the 8% Redeemable Preference Shares, into Ordinary Shares at arty time when the Preference dividend is two years or more in arrear. The period of notice to be given for the exercise of this conversion option will be one month.
The 5% Redeemable Preference Shares shall not be convertible into Ordinary Shares.
Capital Distribution
In the event of Liquidation or Capital Reduction the issued share capital of the Company shall be repaid in the following order of priority:
Firstly:- the 8% Redeemable Preference Shares shall be repaid at par together with all arrears and accruals of dividend;
Secondly:- the 5% Redeemable Preference Shares shall be repaid at par together with all arrears and accruals of dividend;
Thirdly:- the Ordinary Shares shall be repaid at par
Fourthly:-any surplus shall be divided amongst the holders of the Ordinary and of the 8% Redeemable Shares pro ram to the respective amounts paid up on each respective class of share, as if the Ordinary mid 8% Redeemable Preference Shares were shares of a single class.
Class Protection
Prior consent of a simple majority of the 8% Redeemable Preference Shareholders and of the 5% Redeemable Preference Shareholders will be required to effect:
Any direct or consequential change to the class rights of the Company’s share capital.

Disposal of the whole or any substantial part of the Company’s business or any share capital of any subsidiary.
Any resolution either to:-
wind up the Company
change the Memorandum and/or Articles of Association of the Company.
Redemption
The Company may at any time after 31 December 1993 on two months notice to the holders thereof out of any profits or money which may lawfully be applied for that purpose redeem at par the 8% Redeemable Preference Shares provided that the Company shall not apply any of its profits for that purpose an less at the time when such redemption is effected the preferential dividend on any 8% Redeemable Preference Shares not then redeemed shall have been paid down to the last date for payment thereof.
The Company may at any time on one month’s notice to the holders thereof out of any profits or money which may lawfully be applied for that purpose redeem at par all or (in multiples of 1,000) any of the 5% Redeemable Preference Shares.
When some only of the 5% Redeemable Preference Shares are to be redeemed that proportion of the holding of each shareholder shall be redeemed as the amount of the 5% Redeemable Preference Shares to be redeemed bears to the total 5% Redeemable Preference Shares issued on the day immediately preceding the date on which such partial redemption takes place. When part only of a holding of 5% Redeemable Preference Shares has been redeemed the Company shall issue free of charge to each Stockholder a new Certificate for the balance of his 5% Redeemable Preference Shares.
As from the relevant redemption date the preference dividend shall cease to accrue on any 5% Redeemable Preference Share and on any 5% Redeemable Preference Share due to be redeemed on that date unless the share certificate (or an indemnity in respect thereof) for the shares to be redeemed has bean presented to the Company for redemption and the Company fails to make payment of the redemption monies on the relevant redemption date in which case the preference dividend shall be deemed to have continued to accrue and shall continue to accrue from the relevant redemption date to the date of payment
No other rights
Save as aforesaid, neither the 8% Redeemable Preference Shares nor the 5% Redeemable Preference Shares shall confer any further rights to vote or to participate in the profits or the assets of the Company.
Transfer of shares
The directors shall register a transfer of shares which is presented for registration duty stamped.
General meetings
Regulation 37 is amended by replacing “a date not later than eight weeks after receipt of the requisition” with the words “a date not later than twenty-eight days after receipt of the requisition”.
i)	The first sentence of regulation 38 is amended by deleting “or a resolution appointing a person as a director”.
Notices of meetings need not be given to the directors as such and regulation 35 is modified accordingly.
If and so long as there is a Parent Company, its representative shall be the only person to constitute a quorum at general meetings. Regulation 40 is modified accordingly.
ii)	If and so long as there is only one member of the company, a decision taken by the member, which may be taken in general meeting, is as effective as if agreed by the company in general meeting.
A decision taken by a sole member under paragraph (a) (unless taken by way of a written resolution) shall be recorded in writing and a copy shall be provided to the company.
Number of directors
The minimum number of directors is one and, unless otherwise determined by ordinary resolution, the number of directors is not subject to a maximum. A sole director may exercise all the powers and discretions given to the directors by these articles.

Alternate directors
A director shall not be entitled to appoint an alternate director to represent him at meetings of the directors or of committees.
Accordingly:
regulation 88 is amended by deleting the last sentence; and
regulation 93 is amended by deleting from and including the words “but a resolution signed by an alternate director” to the end of the regulation.
Appointment and retirement of directors
The directors are not subject to retirement by rotation. The last sentence of regulation 84 is accordingly deleted.
Any person who is willing to act may be appointed as a director, either to fill a casual vacancy or as an additional director, by the Parent Company (if there is one) giving notice to the company of the appointment or (if there is no Parent Company) by a resolution of the directors.
A director is not required to hold qualification shares.
Disqualification and removal of directors
Regulation 81 is amended:
by replacing “notice to the company” in paragraph (d) with “by notice delivered to the office or tendered at a meeting of the directors”; and
by adding at the end the following paragraph:
“(f) he is served a written notice, signed on behalf of the Parent Company (if there is one) or, if there is no Parent Company, signed by or on behalf of the holder of shares conferring a majority of the voting rights conferred by all the shares, requiring him to resign.”
A person is not disqualified from being a director by having attained any particular age.
Directors’ appointments and interests
Regulation 84 is amended by replacing “the directors may appoint” with “the directors may, with the approval of the Parent Company (if there is one), appoint”.

Regulation 85 is amended by replacing “provided that he has disclosed to the directors the nature and extent of any material interest of his” with “provided that he has obtained the approval of the Parent Company (if there is one)”.
Directors’ gratuities and pensions
Regulations 87 is amended by replacing “The directors may provide benefits” with “The directors may, with the approval of the Parent Company (if there is one), provide benefits”.
Proceedings of directors
The quorum for the transaction of the business of the directors is two except when there is only one director. When there is only one director, he may exercise all the powers conferred on directors by these articles.
A director may participate in a meeting of the directors or of a committee of which he is a member by conference telephone or similar communications equipment by means of which all the persons participating in the meeting can hear each other. Participation in a meeting in this manner is treated as presence in person at the meeting.
Regulations 91 is amended by replacing “The directors may appoint one of their number to be the chairman of the board of directors” with “The Parent Company (if there is one) may appoint and remove the chairman of the board of directors by notice to the company. if and so long as the position of chairman is vacant, the directors may appoint one of their number to be the chairman”.
A director may vote at a meeting of the directors or of a committee on a resolution which concerns or relates to a matter in which he has, directly or indirectly, an interest but he remains obliged in any event to declare his interest in accordance with section 317 of the Act
Minutes
Regulation 100 is amended by replacing paragraphs(a) and (b) with “of all proceedings of general meetings and meetings of the directors”.
Dividends
Regulation 103 is amended by replacing “Subject to the provisions of the Act, the directors may pay interim dividends” with “Subject to the provisions of the Act and with the approvals of the Parent Company (if there is one), the directors may pay interim dividends”.

Accounts
Regulation 109 is amended by replacing “No member shall (as such) have any right of inspecting any accounting records” with “No member, other than Parent Company (if there is one), shall (as such) have any right of inspecting any accounting records”.
Notices
A notice required by these articles to be given by the company may be given by any visible form on paper, including telex of facsimile. A notice given by immediate transmission deemed to have been given at the time that it is transmitted to the person to whom it is addressed. Regulations 111 and 113 are amended accordingly.
Indemnity
Regulation 118 is amended:
by adding after “shall be indemnified out of the assets of the company” the words “against losses and liabilities which he incurs otherwise than as a result of his own negligence or default, in connection with the performance of his duties as such and”;
by adding after “in which judgment is given in his favour” the words “or where the proceedings are withdrawn or settled on terms which do not include a finding or admission of a material breach of duty by him”; and
by adding at the end of the following sentence:
Subject to the provisions of the Act and with the approval of the Parent Company (if there is one), the directors may purchase and maintain insurance at the expense of the company for the benefit of the directors or other officers or the auditors against which attaches to them or loss or expenditure which they incur in relation to anything done or omitted or alleged to have been done or emitted as directors, officers or auditors.”

Company number 01838654
PRIVATE COMPANY LIMITED BY SHARES
WRITTEN RESOLUTIONS
of
SIG HOLDINGS (UK) LIMITED
(the “Company”)
(circulated on           , 2007)
[Bar Code Omitted]
Pursuant to Chapter 2 of Part 13 of the Companies Act 2006, the directors of the Company propose that the following resolutions are passed as special resolutions (Special Resolutions)
WRITTEN RESOLUTIONS
1.	THAT subject to compliance with sections 155-158 of the Companies Act 1985 (as amended) (the “Act”), the giving by the Company of financial assistance for the purpose of acquisition by Beverage Packaging Holdings (Luxembourg) III S.á.r.l, of all the issued shares in the SIG Holding AG in the form described in the statutory declarations to be sworn by the directors of the Company on or about the date of that resolution pursuant to section 155(b) of the Act be approved.

2.	THAT the execution, delivery and performance by the Company of the documents referred to in paragraphs (a) to (f) below (together, the “Financial Assistance Documents”), and the transactions contemplated thereby, are hereby approved and ratified
(a)	an accession letter for the purpose of providing a guarantee (the “Senior Guarantee”) in relation to the obligations of the Guaranteed Obligors under the Senior Facilities Agreement (each, as defined below) to be entered into between the Company and Beverage Packaging Holdings (Luxembourg) I S.A. (“BPH I”) to accede to and in the form set out in schedule 7 to a senior facilities agreement (the “Senior Facilities Agreement”) dated 11 May 2007 by and between BPH I as original borrower (the “Original Borrower”), Credit Suisse as mandated lead arranger, Credit Suisse as agent, Credit Suisse as security trustee (the “Security Trustee”), Credit Suisse as issuing bank, the financial institutions listed therein (the “Original Lenders”), the parties listed as original guarantors therein (the “Original Guarantors”), any parties that have acceded to the Senior Facilities Agreement as borrowers (the “Additional Borrowers”) and, together with the Original Borrower, the “Borrowers”) and any parties that have acceded to the Senior Facilities Agreement as guarantors (the “Additional Guarantors”);

(b)	in its capacity as Guarantor under the Senior Facilities Agreement, an accession agreement between the Company and the Security Trustee to accede to and in the form set out in schedule 1 to an intercreditor deed (the “Intercreditor Deed”) entered into on 11 May 2007 by and between the Original Borrower, the Original Guarantors, the Security Trustee, Credit Suisse as senior agent, Credit Suisse as senior arranger, Credit Suisse as subordinated lending arranger, the Original Lenders, the Ancillary Lenders (as defined therein), the Hedge Counterparties (as defined therein) and the Subordinated Bridging Lenders (as defined therein) as to which the Additional Borrowers and Additional Guarantors have acceded;

(c)	a debenture (the “Debenture”) between the Company and the Security Trustee over the Charged Property (as defined in the Debenture), such security securing its obligations under the Senior Guarantee;

(d)	a supplemental indenture, as a guarantor in relation to the obligations of Beverage Packaging Holdings (Luxembourg) II .S.A. as issuer (“BPH II”) and any other guarantors of the Senior Notes (as defined below), to accede to and perform under a senior notes indenture dated 29 June 2007 entered into by, amongst others, BPH II and pursuant to which BPH II issued certain senior notes (the “Senior Notes”);

(e)	a supplemental indenture, as a guarantor in relation to the obligations of BPH II and any other guarantors of the Senior Subordinated Notes (as defined below), to accede to an perform under a senior subordinated notes indenture dated 29 June 2007 entered into by, amongst others, BPH II and pursuant to which BPH II issued certain senior subordinated notes (the “Senior Subordinated Notes”, together with the Senior Notes, the “Notes”);

(f)	in its capacity as a guarantor under the Notes, an accession agreement between the Company and the Security Trustee to accede to and in the form set out in schedule 1 to the Intercreditor Deed; and

(g)	a guarantee fee agreement to be made between, amongst other, SIG Holding AG, each person listed in Schedule 1 of such agreement as a Borrower and each person listed in Schedule 2 of such agreement as Guarantor and under which a fee will be given to the Company pursuant to its provisions of guarantees of the Senior Notes and the Senior Subordinated Notes.
3.	THAT the execution, delivery and performance by the Company of (a) any other documents ancillary to, or in connection with the Financial Assistance Documents or the transactions contemplated thereby, including, without limitation, any intro-group loans which may be put in place between the Company and any member of the Group (as defined in the Senior Facilities Agreement) to service debt payment and any working capital requirements of the Group and (b) any fees of expenses reasonably incurred and documented in connection with the transactions, are hereby approved and ratified.

4.	THAT (i) any of the directors may authorize a specified person or persons to sign and deliver on behalf of the Company the Financial Assistance Documents and any document ancillary to the Financial Assistance Documents with such amendments thereto as such specified person or persons may in his or her absolute discretion think fit on (its behalf under a power of attorney (the “Power of Attorney”), (ii) each of the directors of the Company, the secretary of the Company and any person appointed under the Power of Attorney (each an “Authorised Signatory”) acting jointly with another Authorised Signatory be and is hereby authorized to sign and deliver on behalf of the Company the Financial Assistance Documents and any documents ancillary to the Financial Assistance Documents with such amendments thereto as such Authorised Signatory may in his or her absolute discretion think fit, (iii) each Authorised Signatory (acting jointly with another Authorised Signatory) be and is hereby severally authorized to do all acts and things necessary or desirable to give effect to these resolutions and to sign and deliver on behalf of the Company any and all documents (including the giving of any notices) which may be required pursuant to or in connection with the Financial Assistance Documents in each case in such manner or form as each Authorised Signatory may in his or her absolute discretion think fit and (iv) to the extent that any of the Financial Assistance Documents requires executing as a deed, the signature of any two directors or by any director and the secretary of the Company or by any two Authorised Signatories of and to the extent appropriate, the affixation and attestation of the common seal of the Company to (x) such of the Financial Assistance Documents in the form of the draft produced to the meeting or with such amendments thereto as such person may in his or her absolute discretion think fit and (y) any and all deeds which may be required pursuant to or in connection with the Financial Assistance Documents, and the delivery thereof by the Company, be and hereby authorized.

5.	THAT the execution and performance of the Financial Assistance Documents, and the transactions contemplated thereby, would promote the success of the Company for the benefit of its members as a whole and the approval and ratification for the Company to enter into and perform such Financial Assistance Documents is given notwithstanding that the Company might be held to be giving financial assistance for the purposes of sections 151 and 152 of the Act.

6.	THAT if the execution or performance of the Financial Assistance Documents is the giving of financial assistance for the purposes of sections 151 and 152 of the Act, then the giving of such financial assistance by the execution and performance of the Financial Assistance Documents, be and is hereby approved and ratified.

7.	THAT the Articles of Association of the Company be amended by inserting article 4.8 as follows:

“Section 89(1) and section 90(1) to (6) of the Companies Act of 1985 are excluded and shall not apply to any allotment by the company of equity securities (as defined in section 94 of the Companies Act 1985)”.

8.	THAT the Articles of Association of the Company be amended by inserting the following as a new paragraph at the end of the existing Article 5.

“Notwithstanding anything contained in these articles the directors shall not decline to register, nor suspend registration of, any transfer of shares where such transfer is:
(a)	in favour of any person, bank or institution (or any nominee or nominees of such a person, bank or institution) to whom such shares are being transferred by way of security, or any transferee of any such person, bank or institution (or nominee) to whom the shares are being transferred pursuant to, or otherwise arising from, the power of sale under such security; or

(b)	duly executed by any such person, bank or institution (or any such nominee or nominees) or any transferee of such person, bank or institution (or nominee), to whom such shares (including any further shares in the Company acquired by reason of its holding of such shares) have been transferred as aforesaid, pursuant to, or otherwise arising from, the power of sale under such security, and written confirmation by such person or any official of such bank or institution that the shares are subject to such security and the transfer is executed in accordance with the provisions of this Article shall be conclusive evidence of such facts.”
AGREEMENT
Please read the notes at the end of this document before signifying your agreement to the Special Resolutions.

The undersigned, a person entitled to vote on the above resolutions on 2 November, 2007 having been supplied with a copy of the statutory declaration made pursuant to section 155 of the Companies Act 1985 and the auditors’ report annexed thereto, hereby irrevocably agrees to the Special Resolutions:

/s/
Name:
Position
SIG Finanz AG
NOTES
You can choose to agree to all of the Special Resolutions or more of them but you cannot agree to only some of the resolutions. If you agree to all of the resolutions, please indicate your agreement by signing and dating this document where indicated above and returning it to the Company using one of the following methods:
•	By Hand delivering the signed copy to Stuart Davidson, Blackthorn Way, Houghton Le Spring, Tyse and Wear, DH4 6IN, England.

•	Post: returning the signed copy by post to Stuart Davidson, Blackthorn Way, Houghton Le Spring, Tyse and Wear, DH4 6IN, England.

•	Fax: faxing the signed copy to #44 (0)183 385 4713 marked “For the attention of Stuart Davidson”.

•	E-mail by attaching a scanned copy of the signed document to an e-mail and sending it to StuartDavidson@sig.biz. Please enter “Written resolutions dated , 2007” in the e-mail subject box.
If you do not agree to all of the resolutions, you do not need to do anything: you will not be deemed to agree if you fail to reply.
Once you have indicated your agreement to the resolutions, you may not revoke your agreement.
Unless, by 5 November 2007 sufficient agreement has been reserved for the resolutions to pass, they will lapse. If you agree to the resolutions, please ensure that your agreement reaches us before or during the date.
In the case of joint holders of shares, only the vote of the senior holder who votes will be counted by the Company. Seniority is determined by the order in which the names of the joint holders appear in the register of members.

If you are signing this document on behalf of a person under a power of attorney or other authority please send a copy of the relevant power of attorney or authority when returning this document.

SIG HOLDINGS (UK) LIMITED
COMPANY NUMBER: 1838654
WRITTEN SPECIAL RESOLUTION
We the undersigned being all the members of the Company having the right to vote at the general meeting signify our assent to the passing of the resolution set out below under the provisions of Regulation 53 of table A of the Companies Act 1986 as amended and incorporated into the Company’s Articles of Association to the effect that such resolution be deemed to be as effective as if it had been passed at a general meeting of the Company duly convened and held.
ALTERATION OF ARTICLES OF ASSOCIATION
That with effect from 2nd January 2007 the Articles of Association of the Company be and are hereby amended by the deletion of 4 6 (a)(b)(c)(d) and the substitution thereof of the following new clauses—
4 6
(a)
The Company shall have the right at any time upon giving not less than one month’s notice to redeem at par the 5% Redeemable Preference Shares and the 8% Redeemable Preference Shares as specified in the Redemption Notice.
(b)
As from the relevant redemption date the preference dividend shall cease to accrue on any 8% Redeemable Preference Shares and on any 5% Redeemable Preference Shares due to be redeemed on that date unless the share certificate (or an indemnity in respect thereof) for the shares to be redeemed has been presented to the Company for redemption and the Company fails to make payment of the redemption monies on the relevant redemption date in which case the preference dividend shall have deemed to have continued to accrue and shall continue to accrue from the relevant redemption date to the date of payment.

/s/
A.S. Jackson
Director

/s/
A. Rosenstock
Director

/s/
M. Haussener
Director on behalf of SIG Finanz AG	[bar code omitted]

2nd January 2007

G	COMPANIES FORM No. 123 [ID omitted]

Notice of increase
in nominal capital

[graphics omitted]

Please do not write in this margin	Pursuant to section 123 of the Companies Act 1985

To the Registrar of Companies For official use Company number
Please complete legibly, preferably in black type, or bold block lettering	(Address overleaf) ☐☐☐ 838654 Name of company
* SIG HOLDINGS (UK) LIMITED

*Insert full name of company	gives notice in accordance with section 123 of the above Act that by resolution of the company dated 1 July 2002 the nominal capital of the company has been increased by £1,546,079 beyond the registered capital of £2,412,000.

† the copy must be printed for in some other form approved by the registrar	A copy of the resolution authorizing the increase is attached. †

The conditions (eg. voting rights, dividend rights, winding-up rights, etc.) subject to which the new shares have been or are to be issued are as follows:

The new shares shall rank pari passu in all respects with the existing 5% redeemable preference shares of £1 each in the capital of the company.

Please tick here if
continued overleaf ☐

† Insert Director, Secretary, Administrator,	Signed /s/ Designation † Director Date 1/7/02 Presentor’s name, address and [bar code omitted] reference (if any):
Administrative Receiver or Receiver (Scotland), as appropriate	freethcartwright Willoughby House 20 Low Pavement NOTTINGHAM NG1 7EA

PIYT/NE/99850-63/Kaw

No. 1838654
THE COMPANIES ACTS 1985-1989
COMPANY LIMITED BY SHARES
SPECIAL RESOLUTIONS

— of —	[stamp omitted]
SIG HOLDINGS (UK) LIMITED
At an Extraordinary General Meeting of the above-named Company duly convened and held on 30 June 1992 the following Resolutions were duly passed as Special Resolutions:—
THAT the 450,000 cumulative Preference Shares of £1 each (held by SIG Holdings A.G.) be converted into 450,000 Ordinary £1 Shares raking pari passu with the existing 550,000 Ordinary Shares in the capital of the Company.
THAT the authorized share capital of the Company be increased from £1,000,000 to £2,000,000 by the creation of an additional 1,000,000 Redeemable Preference Shares (Redeemable Preference Shares) having attached thereto the following rights:—
Dividend — Amount, Payment and Priority
The Redeemable Preference Shares are entitled to receive a dividend (net of tax credit) of 8% in respect of any financial year for which the audited accounts show a profit sufficient for the distribution of such a dividend. Unless the holders of the Redeemable Preference Shares unanimously agree otherwise, the dividend to be paid in cash 14 days after the Annual General Meeting at which the accounts for the relevant year are adopted. Available profits for this purpose are to be struck before:—
Making provision for any dividends on any other classes of shares
Making any transfers to reserves
Charging taxation
Charging any Directors’ remuneration in excess of £50,000 per annum
The unpaid Preference dividend shall be cumulative, any arrears to become a prior charge in determining the availability of profits for distribution in each year. The Preference dividends are to be paid in priority to any other dividend. In the event that in respect of any year dividends are paid on the Ordinary or any other shares of the Company at a rate exceeding 8% (net of tax credit), then the rate of dividend to be paid on the Redeemable Preference Shares in respect of that year is to be raised to the same level as the highest rate paid on any other class of shares.
Voting Rights
The Redeemable Preference Shares shall not have voting rights attached to them save for class protection rights under clause (5) below.
Conversion Rights
The Redeemable Preference Shares shall be convertible, as the option of a simple majority of the holders of the Redeemable Preference Shares, into Ordinary Shares at any time when the Preference dividend is two years or more in arrear. The period of notice to be given for the exercise of this conversion option will be one month.
Capital Distribution (in the event of Liquidation or Capital Reduction)
The Redeemable Preference Shares shall be repaid at par together with all arrears and accruals of dividend in priority to any repayment to Ordinary Shareholders. Thereafter, subject to participation in any surplus remaining after repayment of par value to the Ordinary Shareholders as if the Ordinary and Redeemable Preference Shares were shares of a single class.
Class Protection
Prior consent of a simple majority of the Redeemable Preference Shareholders will be required to effect:—
Any direct or consequential change to the class rights of the Company’s share capital
Disposal of the whole or any substantial part of the Company’s business or any share capital of any subsidiary.
Any resolution either to:—
wind up the Company
change the Memorandum and/or Articles of Association of the Company

The Company may at any time after 31 December 1993 on two months notice to the holders thereof out of any profits or money which may lawfully be applied for that purpose redeem at par the Redeemable Preference Shares provided that the Company shall not apply any of its profits for that purposes unless at the time when such redemption is effected the preferential dividend on any Redeemable Preference Shares not then redeemed shall have been paid down to the last half yearly date for payment thereof.
That for a period of one year from the date of the passing of this resolution the Directors be authorized to allot the unissued Ordinary Shares and the Redeemable Preference Shares to such parties and upon such terms as they in their absolute discretion decide.
THAT clause 3 of the Company’s Memorandum of Association be deleted and that a new clause 3 in the form presented to the meeting and signed by J C Sadler for the purposes of identification be adopted as the new objects clause of the Company and that pursuant to resolution 1 above the clause in the existing Memorandum of Association relating to the Cumulative Preference Shares (now cancelled) be deleted.
THAT the new Articles of Association of the Company a copy of which was presented to the meeting and signed by J C Sadler for the purposes of identification be adopted as the new Articles of Association.

/s/
J C Sadler
Director
Presented by:
Hunt Dickins
Express Buildings
29 Upper Parliament Street
Nottingham
NH1 2AQ
Ref: EMFT